EXHIBIT 99.1
Press release dated July 21, 2006
GSPC-JEL-GGR CONSORTIUM COMMENCES DRILLING THE KG#15 WELL

Calgary, Alberta, Canada, July 21, 2006 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) announced today that the drilling of the KG#15 exploratory well has commenced. The KG#15 is the third exploratory well to be drilled from the KG#8 well platform using the Saipem Perro Negro 3 jack-up drilling rig and is intended to further delineate the extent of the KG Structure. The KG#15 will be drilled directionally to an intended total vertical depth (“TVD”) of 5,500 meters deviating approximately 750 meters SSE of the KG#8 well platform.

The KG#15 is the fifth well of the 14 well drilling program committed by the consortium of Gujarat State Petroleum Corporation (“GSPC”), Jubilant Energy Ltd. and the Company under the terms of the Production Sharing Contract relating to the KG-OSN-2001/3 Block ("KG Block") in the Krishna Godavari basin.

GeoGlobal further announced that GSPC, the operator of the KG Block, has successfully positioned a six-well slotted template on the ocean floor guided by the two conductors for the KG#8 and KG#17 wells. The KG#15 is being drilled through a third slot in the template.

The Company also announced that it has entered into a Memorandum of Understanding (“MOU”) with GSPC relating to exploration block CB-ON/2 (“Tarapur Block”). Under a previous agreement, GSPC, which owns a 100% participating interest (“PI”) and is the operator of the Tarapur Block, assigned a 20% PI to GeoGlobal subject to Government of India (“GOI”) consent. GSPC and the Company are currently awaiting GOI consent to this assignment.

Under the terms of the Company’s previous agreement with GSPC, the Company is to fund its 20% PI share of all past exploration costs incurred on the Tarapur Block and keep in force a Financial and Performance Guarantee in an amount sufficient to secure its performance under the Tarapur PSC. To date, the Company’s share of costs incurred amounts to approximately US$2.5 million which has been expended on the drilling of six wells and a recently completed 500 sq km 3-D seismic acquisition. Under the terms of the previous agreement, in the event such consent is not obtained, the assignment would be terminated. Pursuant to the MOU, in the event that the GOI does not consent to the Tarapur assignment, GSPC is obligated to repay to the Company all amounts paid by the Company to GSPC with respect to the Tarapur Block and the assignment would be automatically terminated. GSPC is to repay such amounts to the Company within 30 days of a written notice from the Company.

Of the six wells drilled to date, the Tarapur #G well was drilled in January 2006 to a total depth of 1,650 meters on the eastern portion of the Tarapur Block. A gas/condensate reservoir was discovered in the Kalol formation with an estimated reservoir pressure and temperature of 3,300 psi and 225 degrees Fahrenheit. During testing, the well produced 2.5 MMSCFD of gas and 106 BBL/D of condensate at an approximate well head flowing pressure (“WHFP”) of 1,500 psi. It is the intention of GSPC to drill one additional well to delineate the extent of the Tarapur #G discovery before submission for a two well Appraisal Program to the GOI under the terms of the PSC.

Two previously drilled wells, the Tarapur #P and the Tarapur #1 wells were drilled to an approximate depth of 2,250 meters to the top of the Deccan trap and encountered oil in both the Kalol and Olpad formations. Both of these formations were tight and tested non-commercial flows of oil. Various stimulation techniques were assessed and a Hydro Fracturing job was performed on the Kalol formation in the Tarapur #P well resulting in a test flow of 150 BBLS/day of oil at 300psi WHFP. A geological model is being prepared to establish production potential of both the Kalol and Olpad formations in these wells and evaluate further drilling opportunities in this block.

The remaining three wells that were drilled on the western portion of the Mitrampura Anticline and they were abandoned.

Mr. Jean P. Roy, President and CEO of GeoGlobal stated "The recently acquired 3-D seismic is being processed and interpreted with the intent to drill additional exploration wells on this highly prospective block concentrating around our discovery in the Tarapur #G well.”

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. Statements regarding the work commitments to be fulfilled, the surveys to be conducted, and the results of fulfilling those work commitments, the timing and outcome of drilling and testing of wells drilled on the exploration blocks and the timing of any commercial production that may be established are forward-looking statements. There can be no assurance as to the outcome of those surveys conducted, the exploratory drilling and the testing and evaluation that may be conducted or that has been conducted on the wells drilled or as to the quantity of recoverable reserves that may exist in the areas of any wells drilled or when, if ever, that the Company may realize revenues from those wells. The Company’s forward-looking statements include the estimated cost and timing of its exploration activities, including the estimated costs of fulfilling its work commitments and any exploratory drilling conducted as a consequence of the outcome of the surveys conducted, the extent of activities conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercial success of any of its wells and the wells the Company may drill involve risks and uncertainties. There can be no assurance as to the outcome of the exploratory well drilling and testing being conducted on the KG Block, or as to the outcome of further testing of wells or as to the success of drilling additional or appraisal wells. There can be no assurance that the entire exploration, development, drilling and testing program presently intended to be undertaken on the KG Block will be completed. These activities are dependent upon the availability of drilling rigs, other services equipment and operating personnel at reasonable prices. There can be no assurance as to their availability and their unavailability would adversely affect the plans of the operator. The Company's actual results may differ materially from those projected in the forward-looking statements. There are numerous risks and uncertainties involved in the Company's acquisition of unproved minority and majority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. There can be no assurance that the Company’s drilling program will be successful or that the entire program on any exploration block will be drilled. There can be no assurance that the Company’s estimates as to the time to fulfill work commitments and complete drilling operations will be accurate. The blocks are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company. The Company’s interests in its exploration blocks are participating interests and there can be no assurance that such funds as are required to meet the Company’s obligations under the production sharing contracts will be available to the Company in the amounts and when required. The Company’s failure to have such funds available at the times and in the amounts required could materially adversely affect the fulfillment of the Company’s business plans and its interest in those exploration blocks. The first phase of the exploration period relating to the production sharing contract for the KG Block has expired, as extended on August 29, 2005 through March 11, 2006, without the required minimum of at least fourteen wells being drilled during the first phase. On February 24, 2006, the management committee for the KG Block recommended a further extension the first phase of twelve months to March 11, 2007. As at July 21, 2006, approval of this extension from the Government of India is still outstanding. Unless this further extension is granted, the Company may be liable for consequences of non-fulfillment of the minimum work commitment in a given time frame under the PSC. The PSC has provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. Termination rights can be exercised after giving ninety days written notice. This failure to timely complete the minimum work commitment, though there is no precedence, may be deemed by the Government of India to be a failure to comply with the provisions of the contract in a material particular. The Company has been advised by the operator that it is unaware of any precedent for such an occurrence. The termination of the production sharing contract by the Government of India would result in the loss of the Company’s interest in the KG Block other than areas determined to encompass "commercial discoveries". No areas on the KG Block have been determined to encompass "commercial discoveries" as that term is defined under the Production Sharing Contract as of July 21, 2006. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199   website: www.geoglobal.com